Exhibit 10.1
AMENDMENT NO. 2 TO LOAN AGREEMENT

This Amendment No. 2 to Loan Agreement (this "Amendment"), is made and entered into as of September 30, 2009 between BANK OF AMERICA, N.A., a national banking association ("Bank") and KEY TECHNOLOGY, INC., an Oregon corporation ("Borrower").

W I T N E S S E T H:

WHEREAS, pursuant to a Loan Agreement dated as of December 10, 2008, Bank agreed to make credit facilities in the aggregate principal sum of $16,400,000.00 available to Borrower (the "Loan").

WHEREAS, the Loan Agreement was amended by Amendment No. 1 to Loan Agreement dated February 16, 2009.  The Loan Agreement, the First Amendment and this Amendment are hereinafter collectively referred to as “Loan Agreement.”

NOW, THEREFORE, the parties hereto mutually agree to modify the Loan Agreement as hereinafter provided, and do hereby covenant and agree as follows:

1.           Definitions.  Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Loan Agreement.

2.           Amendments.  The Loan Agreement is hereby amended as follows:

2.1           Subparagraph 1.1(a) of the Loan Agreement is hereby amended to read in its entirety as follows:

     “Line of Credit Amount.

(a)
"During the availability period described below, the Bank will provide a line of credit to the Borrower.  The amount of the line of credit (the "Facility No. 1 Commitment") is hereby increased from $10,000,000.00 to $15,000,000.00.  Each and every reference in the Loan Documents to the amount of this line of credit and/or the Facility No. 1 Commitment shall be deemed to mean $15,000,000.00."

2.2           Paragraph 1.2 of the Loan Agreement is hereby amended to read in its entirety as follows:

“Availability Period.

The line of credit is available between the date of this Amendment and September 30, 2011, or such earlier date as the availability may terminate as provided in this Agreement (the "Facility No. 1 Expiration Date").”

2.3           Subparagraph 1.4(a) of the Loan Agreement is hereby amended to read in its entirety as follows:

“The interest rate is a rate per year equal to the Bank's Prime Rate plus zero (0%) percentage points.”

2.4           The last sentence of Subparagraph 1.5(a) of the Loan Agreement is hereby amended to read in its entirety as follows:

“The interest rate is a rate per year equal to the BBA LIBOR Rate (Adjusted Periodically) plus one and three-quarters (1.75%) percentage points.”

2.5           Subparagraph 3.1(c) of the Loan Agreement is hereby amended to read in its entirety as follows:

“(c) Unused Commitment Fee.   The Borrower agrees to pay a fee on any difference between the Facility No. 1 Commitment and the amount of credit it actually uses, determined by the average of the daily amount of credit outstanding during the specified period.  The fee will be calculated at one-quarter of one (0.25%) percent per year.  This fee is due on the final day of the availability period.”

2.6	The following Subparagraph 3.1(h) is hereby added to the Loan Agreement:

“(h) Annual Facility No. 1 Increase and Renewal Fee.  Borrower agrees to pay an annual increase and renewal fee in the amount of Fifteen Thousand and No/100 Dollars ($15,000.00) in connection with the Facility No. 1 Commitment.  The first increase and renewal fee is due on the date of this Amendment and a second $15,000 payment is due and payable one (1) year from the date of this Amendment.”

2.7           The final paragraph of Paragraph 8.14 is hereby amended to read in its entirety as follows:

“Notwithstanding subparagraphs (a) and (b), above, Borrower may enter into mergers and acquisitions without the Bank’s prior written consent so long as (i) the aggregate amounts of the same do not exceed the lesser of (Y) Fifteen Million and No/100 Dollars ($15,000,000.00) in any single calendar year, or (Z) Fifty Million and No/100 Dollars ($50,000,000.00) in the aggregate, and (ii) Borrower is in compliance with the covenants contained in this Agreement, provided that  as of and on the date of the closing of any acquisition or merger the ratio of Funded Debt to EBITDA may not then exceed 3.0:1.0, as calculated by Bank.  On any and all other dates during the availability of this facility, Funded Debt to EBITDA shall be calculated at a ratio not to exceed 3.5:1.0 as described in Paragraph 8.4 of the Agreement.”

2.8                   The following Paragraph 8.27 is hereby added to the Loan Agreement:

“Bank as Principal Depository.

On or before December 31, 2009, Borrower shall have opened new accounts with the Bank and have deposited a minimum of new funds in the amount of $5,000,000.00.  On or before September 30, 2010, Borrower shall maintain the Bank as its principal domestic depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.  Borrower’s failure to (a) open $5,000,000.00 in new accounts with the Bank on or before December 31, 2009, or (b) move all domestic deposits and accounts to the Bank on or before September 30, 2010 shall constitute a default under the Loan Agreement.”

3.               Conditions.  This Amendment is effective as of September 30, 2009.  On or before October 30, 2009, Borrower will deliver to Bank the following items, in form and content acceptable to the Bank:

3.1           Payment by the Borrower of the $15,000.00 fee described in Paragraph 2.6 above.

3.2           Payment by the Borrower of all costs, expenses and attorneys' fees incurred by the Bank in connection with this Amendment.

4.           Representations and Warranties.  When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that: (a) there is no event of default which is, or with notice or lapse of time or both would be, a default under the Loan Documents except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank; (b) the representations and warranties in the Loan Documents are true as of the date of this Amendment as if made on the date of this Amendment; (c) this Amendment is within the Borrower’s powers, has been duly authorized, and does not conflict with any of the Borrower’s organizational papers; (d) this Amendment does not conflict with any law, agreement, or obligations by which the Borrower is bound; and (e) if the Borrower is a business entity or a trust, this Amendment is within the Borrower's powers, has been duly authorized, and does not conflict with any of the Borrower's organizational papers.

5.           Effect of Amendment.  Except as herein expressly changed, all terms, covenants and provisions of the Loan Documents, as amended, remain in full force and effect and are hereby expressly ratified and confirmed by the parties hereto. Upon execution of this Amendment by any party, such party's signature may be provided to Bank by facsimile transmission.  Any signatures provided by facsimile transmission shall be deemed originals and may be relied upon by Bank.

6.           Counterparts.  This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.
This Amendment is executed as of the date stated at the top of the first page.

BANK: BANK OF AMERICA, N.A., a national banking association By: /s/ Ross A. Beaton Its: SVP	BORROWER: KEY TECHNOLOGY, INC., an Oregon corporation By: /s/ John J. Ehren Its: CFO –Senior VP
Address where notices to the Bank are to be sent: GCIB Credit Services 1075 Main Street, 2nd Floor Waltham, MA 02451 Facsimile:(866)495-4535	Address where notices to the Borrower are to be sent: 150 Avery Street Walla Walla, Washington 99362